Exhibit 10.1

PURCHASE AND SALE AGREEMENT

[Mansfield Avenue and Pleasant Valley Road

Town of Mansfield, Connecticut]

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the 1st day of February, 2006, is made by and between BRUCE HUSSEY and FRANCA HUSSEY (collectively the “Seller”), and ENCLAVES GROUP, INC., a Delaware corporation, and its successors or assigns (the “Purchaser”).

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.	Purchase and Sale of Property.

(a)         Seller agrees to sell and Purchaser agrees to purchase all of those certain parcels of real land, bounded by Mansfield Avenue and Pleasant Valley Road comprising approximately One Hundred Sixteen (116) acres, located in the Town of Mansfield, Tolland County, Connecticut, as more fully described in the legal description attached hereto as Exhibit A and hereby incorporated (as described, the “Land”), together with (i) all and singular, the rights, air rights, easements, rights-of-way, tenements, and hereditaments appertaining thereto, (ii) all right, title, and interest of the Seller in and to adjacent streets, easements, privileges, alleys, or rights-of-way now or hereafter belonging to or inuring to the benefit of the Land, (iii) all right, title and interest of Seller in and to the land lying in the bed of any street, road or highway (open or proposed) in front of, adjoining or servicing the Property (all of which shall be deemed part of the Property for the purpose of this Agreement), and (iv) all improvements erected or placed thereon (the “Improvements”)(the Land, the Improvements, and the above-described rights being collectively the “Real Property”), together with the assets described in § 1 (b) below.

(b)          As used herein, the assets to be conveyed hereunder (the “Property”) shall include the full right, title, and interest of the Seller in and to all of the following: (i) the Real Property; (ii) any and all leases and other occupancy agreements for the Real Property (each a “Lease” and together “Leases”), including any security deposits under such agreements; (iii) all of Seller’s right, title, and interest in and to any improvements, fixtures, and modifications, additions, restorations, repairs, and replacements to the Property; (iv) all deposits which have been placed by Seller in connection with approvals for the development of the Property; (v) all existing approvals and permits issued by the Town of Mansfield, Tolland County, Connecticut, or any other governmental body having jurisdiction; (vi) all engineering and technical plans and studies performed thereon in Seller’s possession or control including if applicable those listed on Exhibit B, attached hereto and made a part hereof; (vii) all trees, shrubbery, and plants, and all sand, gravel, dirt, water rights, minerals, oil and natural gas in, on, or under the Property on the Effective Date; and (viii) any and all warranties and guarantees claims (if any and to the extent assignable) under or with respect to any construction of or repairs to the Real Property or any part thereof (the “Warranties”).

(c)           The parties understand and agree that the Property is not currently zoned to permit of right the construction of the number of residential units required by Purchaser for its intended use of the development site. From and after the Feasibility Period (defined in § 3 (c) below) Purchaser shall undertake at

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its sole expense to prepare, submit, and diligently prosecute with the offices and agencies of the Town of Mansfield, Connecticut (the “Town”), zoning and subdivision applications to allow the construction of Two Hundred Fifty (250) residential units at the Property, together with related applications or submissions for approvals to any other state or federal agency, governmental unit, or authority exercising jurisdiction over the Property for permitting, including without limitation wetlands permits or variances, required to develop the Property as a subdivided residential housing project comprising such units. The Seller shall cooperate, without the requirement of advancing or incurring any expense, and join in any proposed application requested by Purchaser. The recording of the zoning map change, approved subdivision site plan, wetlands permit(s), and other governmental approvals or permits by the Town or other agency, governmental unit, or authority are together the “Final Municipal Approvals” required for closing and settlement.

2.	Purchase Price and Terms of Payment.

(a)         The total purchase price of the Property (the “Purchase Price”) is Five Million Dollars ($ 5,000,000), determined by the parties based upon assumed final municipal approvals being available which would allow the construction of Two Hundred Fifty (250) residential units on the Property; provided that in the event the Final Municipal Approvals (described in § 1 (c) above) only allow the construction of a number (“Allowed Units”) of residential units fewer than Two Hundred Fifty (250), then the Purchase Price shall be reduced by an amount equal to Twenty Thousand Dollars ($ 20,000) times the difference between Two Hundred Fifty (250) and the Allowed Units. Under § 9 (f) below it is required that the Final Municipal Approvals shall allow construction of no fewer than Two Hundred Ten (210) residential units at the Property; and Purchaser’s right to waive that condition to Closing is subject to the requirement that the Purchase Price in that event shall be determined as if the number of Allowed Units is Two Hundred Ten (210) and without regard to any smaller number allowed under the Final Municipal Approvals.

(b)         Within three (3) business days after the Effective Date (described in § 12 (f) below), Purchaser shall deposit the sum of Twenty Five Thousand Dollars ($ 25,000) (the “Initial Deposit”), with the title insurance company selected by Purchaser located in the Hartford metropolitan area (the “Title Agent” or “Escrow Agent” or “Settlement Company”).

(c)         If Purchaser does not terminate this Agreement on or before the expiration of the Feasibility Period (described in § 3 (c) below), the Initial Deposit shall be nonrefundable to Purchaser except in the event of Seller’s default hereunder or as otherwise provided in this Agreement and, in addition, on or before the expiration of the Feasibility Period (described in § 3 (c) below), Purchaser shall deliver to the Escrow Agent, by cashier's check (subject to deposit and clearance) or wire transfer of immediately available federal funds, the additional sum of Seventy Five Thousand Dollars ($ 75,000) (the “Additional Deposit”). The Initial Deposit and the Additional Deposit (together with interest thereon, if any) is herein the “Deposit”. The Escrow Agent shall hold the Deposit in an interest bearing federally-insured account and interest thereon shall be credited to the Purchaser and disbursed with the Deposit. Failure to timely make the Deposit shall be a default under this Agreement. If Purchaser fails to timely deposit the Additional Deposit, Seller may, at its option, without limitation upon any other remedy available to Seller but subject to § 7 hereof, immediately terminate this Agreement by delivering written notice to Purchaser at any time prior to Purchaser’s actual deposit of the Additional Deposit with the Escrow Agent.

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(d)         The parties shall execute and deliver escrow instructions, if any, reasonably required by the Escrow Agent which must in all respects be in compliance with the terms of this Agreement. The Settlement Company shall acknowledge receipt of the Deposit in writing to the parties and agree to accept, hold, and return such Deposit and disburse any funds received hereunder, in accordance with the provisions of this Agreement. If the transaction contemplated herein should fail to close for any reason other than Purchaser’s default and failure to cure that default hereunder, the Deposit shall be returned to Purchaser. Notwithstanding any provision herein to the contrary, the Purchaser must provide written notice to Seller on or before the last day of the Feasibility Period affirmatively stating that it does not desire to proceed to Closing (the “Affirmative Notice”). If the Purchaser timely provides this written notice, this Agreement shall automatically terminate, the Deposit shall be refunded to the Purchaser, and neither party will thereafter have any further liability to the other (except for liabilities which expressly survive termination). If the Purchaser does not deliver an Affirmative Notice to Seller on or before the last day of the Feasibility Period, the Deposit shall become non-refundable to Purchaser for any reason other than a default by Seller or as expressly provided in § 4 or § 7 hereof.

(e)           At the Closing (described in § 5 (a) below), (i) the Deposit, including all accrued interest thereon, shall be applied toward the Purchase Price, and (ii) Purchaser shall pay the balance of the Purchase Price by cashier’s check, certified check, or wire transferring the required sum in currently available funds to the party conducting settlement (the “Settlement Company”). At Closing the Settlement Company shall disburse Seller’s net settlement proceeds to the order of Seller by cashier’s check, certified check, or wire transfer as designated by Seller.

3.	Seller’s Documents; Purchaser’s Inspection; Feasibility Period.

(a)         Within five (5) business days after the Effective Date, to the extent not previously provided and only to the extent in the care, custody, or control of Seller, or its agents or representatives, Seller shall deliver to Purchaser true, correct, and complete copies of the documents listed in Exhibit B attached hereto and hereby incorporated (the “Due Diligence Documents”). Purchaser agrees to hold all documents and information provided to Purchaser by Seller strictly confidential except to its agents, employees, lenders, attorneys, and other professionals and those who have a need to know. In the event either Purchaser or Seller terminates this Agreement Purchaser will promptly return to Seller all materials that were provided to Purchaser pursuant to this § 3.

(b)           Purchaser and its agents and representatives shall have the right to enter onto the Property at all reasonable times after the Effective Date for purposes of conducting surveys, soil tests, market studies, engineering tests, reviewing Seller’s lease and Contract files, and such other tests, investigations, studies, and inspections as Purchaser deems necessary or desirable in its sole discretion to evaluate the Property, provided that (i) all such tests, investigations, studies, and inspections shall be conducted at Purchaser's sole risk and expense, (ii) Purchaser shall give Seller at least one (1) day prior notice of its entry onto the Property, and (iii) Purchaser shall provide Seller with evidence of Purchaser’s liability insurance and shall indemnify and hold Seller harmless from and against any losses, liabilities, costs, or expenses (including reasonable attorney's fees) arising solely and directly out of Purchaser's entry onto the Property, not including any liabilities arising from Purchaser’s discovery of any fact or condition regarding the Property. Purchaser shall substantially return the Property to the condition it was in prior to the performance of such tests, investigations, studies, or inspections, to the extent such actions by Purchaser have adversely altered the

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Property. The foregoing indemnity obligation set forth in this § 3 (b) shall survive any termination of this Agreement and shall not be limited by the liquidated damages provision of § 7 (b) hereof.

(c)         Purchaser shall have a period to determine the feasibility of proceeding with this transaction (that period being the “Feasibility Period”) commencing with the Effective Date and terminating on the date forty five (45) days after the Effective Date. In the event that Purchaser is not satisfied with the feasibility of Purchaser's acquisition, financing, and ownership of the Property, Purchaser must deliver an Affirmative Notice to Seller on or before the last day of the Feasibility Period, which notice shall affirmatively state that Purchaser does not want to proceed to Closing and this Agreement shall automatically terminate. Upon any such termination the Purchaser shall pay to Seller (or direct the Escrow Agent to pay to Seller) the sum of One Hundred Dollars ($ 100), in consideration of Seller’s agreement to enter into this Agreement subject to the Feasibility Period, and Purchaser shall return to Seller all items received by Purchaser pursuant to § 3 (a) hereof, the Escrow Agent shall return the Deposit to the Purchaser, and the parties hereto shall be released from any further liabilities or obligations hereunder (except for any liability of Purchaser for indemnification under § 3 (b) above or a party under § 8 below). Any notice by Purchaser that it has elected to go forward with the transaction contemplated hereby shall nevertheless be subject to the satisfaction or subsequent express waiver of the conditions to settlement set forth in § 9 below. In the event Purchaser terminates this Agreement at any time after the Effective Date, upon request of the Seller Purchaser will deliver and/or assign to Seller copies of any and all engineering and technical plans, reports, studies, tests, applications to and/or permits and approvals obtained from the Town of Mansfield or any other governmental body having jurisdiction over the property obtained during Purchaser’s investigation of the Property without cost to seller. This obligation to deliver work product shall survive ninety (90) days after the termination of this agreement.

4.	Title.

(a)           Title to the Property shall be marketable and good of record and in fact and insurable by a nationally recognized ALTA title insurance company of Purchaser’s choice (the “Title Company”) at normal rates. At the Closing, Seller shall convey title to the Property in fee simple, free and clear of any and all liens, mortgages, deeds of trust, security interests, leases, covenants, conditions, restrictions, easements, rights-of-way, licenses, encroachments, judgments or encumbrances of any kind, except for the following permitted exceptions (the “Permitted Exceptions”): (a) the Leases (if any); (b) the lien of real estate taxes not yet due and payable; (c) zoning and building restrictions and other laws, ordinances, and regulations of governmental bodies having jurisdiction over the Property; and (d) matters of record affecting title to the Property (other than deeds of trust, mortgage, and other monetary liens, and encumbrances affecting the Property), as reviewed and approved (or deemed approved) by Purchaser.

(b)           Promptly after the Effective Date, (i) Purchaser agrees to obtain a commitment of title insurance and preliminary title report with a full legal description of the Property and legible copies of all documents referred to therein (the “Title Report”), and as and when required by Purchaser’s lender (ii) Purchaser agrees to obtain a current ALTA survey of the Property certified by a duly licensed surveyor or surveyors showing all physical conditions affecting the Property sufficient for deletion of the survey exception from the title commitment (the “Survey”). Purchaser shall have the right to review such commitment, Title Report, and Survey and to provide Seller with any notice of objections to title during the Feasibility Period. Purchaser shall furnish with any notice of objection a copy of Purchaser’s title report. Any exceptions to title

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taken by the Title Company in such commitment shall be Permitted Exceptions hereunder if Purchaser does not, during that Feasibility Period, object to such matters by written notice to Seller. Within three (5) business days of receipt of such notice from Purchaser, Seller shall advise Purchaser in writing whether or not Seller agrees to cure any exceptions to title or the Survey to which Purchaser has objected, and if Seller agrees to cure any such exceptions, Seller shall do so at its sole expense and with all due diligence. Any exceptions to title or the Survey that are not Permitted Exceptions and that Seller agrees to cure shall be cured by Seller at its sole cost and expense at or prior to the Closing; provided that if Seller is unable or unwilling to cure such exceptions or other matters, Purchaser shall have the right to either (i) waive such exceptions or other matters and proceed to the Closing on the terms set forth herein (in which event the exceptions to which Purchaser objected shall be deemed to be Permitted Exceptions) or (ii) terminate this Agreement by written notice to Seller within ten (10) business days of receipt of Seller’s written notice and obtain the return of the Deposit, in which event neither party shall have any further liability or obligation to the other (except for liabilities which expressly survive termination). Should Purchaser not terminate within the timeframe of subsection (ii) hereof, Purchaser shall be deemed to have elected to waive such exceptions. Notwithstanding anything contained herein to the contrary, at or prior to the Closing, Seller shall, at its sole cost and expense, remove all deeds of trust, mortgage, and other monetary liens and encumbrances affecting the Property, and if Seller fails to do so, Seller shall be in default under this Agreement.

(c)           Purchaser shall have the right to re-examine the title to the Property at Closing and to object to any defects or encumbrances that have been placed of record on the Property subsequent to the date of Purchaser's initial title report (except for any easements and rights of way which have been caused or approved by Purchaser, which shall be Permitted Exceptions) (such objections being the “Subsequent Objections”). Seller shall cure Subsequent Objections at or prior to Closing and if Seller shall fail to cure them then Purchaser in its sole discretion may: (i) waive the Subsequent Objections and proceed to Closing; (ii) terminate this Agreement and receive a refund of the Deposit; or (iii) declare Seller to be in default under this Agreement and pursue any remedies available hereunder. Seller shall not further encumber the title to the Property after the Effective Date unless (i) Seller obtains Purchaser’s prior written consent to such encumbrance, which consent may be granted or withheld in Purchaser’s discretion, or (ii) such encumbrance will be released or removed by Seller, at Seller’s sole expense, at or prior to the Closing.

5.	Closing.

(a)           The consummation of the transactions contemplated herein (the “Closing”) shall be held within forty five (45) days after Final Municipal Approvals, subject to satisfaction of the contingencies in § 9 below, or on such earlier date with at least five (5) days advance notice to Seller (the “Closing Notice”),as may be determined by Purchaser (the “Closing Date”); provided that the Closing Date shall not be a Friday or a business day immediately preceding a day that is not a business day; and provided that the date for Closing may be extended in accordance with § 9 hereof to satisfy outstanding conditions to Closing. The Closing shall be held at the offices of the Settlement Company, or other mutually agreed upon location, and unless an earlier time and date is designated in the Closing Notice, Closing shall occur at 10:00 a.m. on the Closing Date.

(b)         At the Closing, Seller shall execute and deliver to Purchaser a quitclaim deed (the “Deed”) conveying the Property to Purchaser subject only to the Permitted Exceptions, a General Assignment of the Warranties (if any), an Assignment of Leases conveying the Leases (if any) to Purchaser, a non-foreign certificate, (if applicable) a tenant rent roll (certified by Seller as being true and correct), and an affidavit of

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debts, liens, and possession, all of which shall be in a form reasonably acceptable to the parties. Purchaser shall be entitled to receive from the Title Company, prior to delivery of the Deed, the Title Company's unconditional commitment to issue an ALTA Form B Owner's Policy of Title Insurance, in the amount of the Purchase Price, and the Title Company's assurance that its recordation of the Deed, after performing a bring-to-date examination of the land records, will constitute its agreement to issue such policy within thirty (30) days after the Closing. Seller shall also execute such affidavits and other instruments as reasonably required by Purchaser’s counsel or the Title Company, at any time within the six (6) months after Closing hereunder, and for the better conveying, transferring, assuring, and confirming the conveyance of title to the Property to the Purchaser in accordance with § 4 hereof. During the Feasibility Period, the Purchaser shall identify the Contracts, if any, it will agree to assume at Closing to allow Seller time to notify vendors and terminate the Contracts not to be assumed. The Contracts which Purchaser elects not to assume are referred to herein as the “Rejected Contracts” and shall be terminated by Seller, at its expense, at or prior to the Closing.

(c)           Seller shall pay the transfer and grantor taxes, any lien releases, and one-half (1/2) of the reasonable and customary escrow fees charged by the Escrow Agent and settlement agent. Each party shall pay the legal fees of its own counsel. Purchaser shall pay all of the deed recordation charges for the Deed, documentary stamps, and costs and recordation fees of any mortgage financing it places on the Property, and one-half (1/2) of the reasonable and customary escrow and settlement fees charged by the Escrow Agent and settlement agent. Any and all other closing costs imposed at the Closing shall be paid according to the convention for commercial real property transfers in Tolland County, State of Connecticut. Rent under the Leases (if applicable) shall be pro-rated up to the date of Closing. Real estate taxes, general and special, and usual water and sewer charges are to be pro-rated and paid by Seller up to the date of Closing and thereafter assumed and paid for by Purchaser. Special assessments against the Property for public improvements authorized, pending or completed prior to the date of Closing, whether assessment for such has been levied or not, shall, at the settlement, be paid in full by Seller.

(d)           Possession of the Property shall be delivered to Purchaser immediately following the recordation of the Deed, and such possession shall be delivered free and clear of any leases, tenancies, or occupants (other than the lessees under the Leases, if any). In the event Seller shall fail to deliver such possession, and Seller is in possession, Seller shall become and thereafter be a tenant at sufferance of Purchaser and Seller hereby waives all notices to quit provided by the laws of the State of Connecticut.

(e)           The parties agree to cooperate, at the request of the other, to have the transactions contemplated herein treated as a like-kind exchange qualifying for favorable treatment under § 1031 of the Revenue Code of 1986, provided that such cooperation does not create any delay, liability, or expense for the cooperating party and further provided that the cooperating party does not warrant that the like-kind treatment being sought by the other party will qualify for such treatment.

6.	Risk of Loss; Casualty.

Prior to the Closing, Seller shall bear all risk of loss to the Property from any casualty and all liabilities arising from the Property before the Closing. Seller shall maintain all existing casualty and liability insurance on the Property, if any. In the event of any casualty or condemnation affecting the Property occurring after the Effective Date, Seller shall deliver to Purchaser at the Closing any proceeds actually received by Seller attributable to same and shall assign to Purchaser Seller’s rights to such proceeds if not yet

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received. Seller shall maintain all existing fire and casualty and liability insurance on the Property which Seller is required to maintain under the Leases. The Seller shall notify the Purchaser promptly of any material damage to the Property, and give the Purchaser a right to inspect such damage. If the damage can not be repaired by Seller prior to Closing and either is in excess of one hundred thousand dollars ($ 100,000) or entitles any lessee under a material Lease to terminate the Lease, the Purchaser shall have the right, at Purchaser's option, either to (i) terminate this Agreement, in which event the Deposit will be returned to the Purchaser, and Purchaser and the Seller shall thereafter have no further obligations hereunder, or (ii) proceed with the Closing and accept title to the Property without any reduction in the Purchase Price, and the Seller shall deliver or assign to the Purchaser any insurance awards paid or due Seller with respect to such damage; provided that in the event such damages are less than one hundred thousand dollars ($ 100,000), subject to insurance proceeds which Seller assigns to Purchaser, and related only to the existing house on the Property, Seller need not repair the damage and Purchaser shall not have the option to terminate this Agreement for such damage.

7.	Breach.

(a)           If Seller shall default under any of the provisions of this Agreement and such default is not cured by Seller within ten (10) days after receipt of written notice from Purchaser of such default (provided, such notice of default and cure period shall not apply to the failure of Seller to perform its obligations on the date of the Closing), Purchaser may, at its option, either: (i) terminate this Agreement and have the Deposit returned by the Settlement Company, in which event the parties shall have no further rights or liabilities one to the other hereunder; or (ii) seek the equitable remedy of specific performance (provided that if Seller’s breach or default makes specific performance unavailable Purchaser shall have any and all remedies available at law or equity).

(b)           Purchaser and Seller agree that if Purchaser defaults in its obligations under this Agreement for any reason whatsoever and such default is not cured by Purchaser within ten (10) days after receipt of written notice from Seller of such default (provided, such notice of default and cure period shall not apply to the failure of Purchaser to perform its obligations on the date of the Closing), Seller shall be entitled to receive and retain, as fixed and agreed upon liquidated damages, the Deposit. The foregoing shall constitute the sole and exclusive remedy of Seller for any breach by Purchaser hereunder, and Purchaser shall have no other liability hereunder or in connection herewith, whether for damages or otherwise, except for the indemnity provisions of §§ 3 and 8 hereof. The parties agree that the Deposit is a reasonable estimate of Seller's damages in the event of Purchaser's default and that Seller's receipt of the Deposit is not intended as a penalty, but as full and final liquidated damages.

(c)          In the event that after the termination of this Agreement or after Closing, as the case may be, a party (the “Defaulting Party”) breaches an obligation hereunder which is expressly stated herein to survive the termination of this Agreement or Closing, as the case may be, the other party (the “Non-Defaulting Party”) shall be entitled to equitable relief, and the Defaulting Party shall be liable to the Non-Defaulting Party for the actual damages incurred by the Non-Defaulting Party as a direct result of such breach, as the sole and exclusive remedies of the Non-Defaulting Party. However, in no event shall the Non-Defaulting Party be entitled to recover from the Defaulting Party any punitive, consequential, speculative, or any damages other than actual damages.

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8.           Commissions.   Seller and Purchaser each represent and warrant to the other that they have not dealt with or engaged any broker, finder, or other person other than Michael Taylor, Esq. in connection with the transactions contemplated herein. Any payments or fees due Mr. Taylor shall be the sole responsibility of the Seller. Each party agrees to indemnify, defend, and hold the other harmless on account of any loss, damage, liability, or expenses, including attorney's fees, incurred by reason of a breach of such representation and warranty. The foregoing indemnity obligations set forth in this § 8 shall survive delivery of the Deed and any termination of this Agreement.

9.           Conditions to Closing.  The obligation of Purchaser to close hereunder is subject to the satisfaction, at or prior to Closing, of each of the following conditions, any of which may be waived, in whole or in part, in writing by Purchaser at or prior to Closing:

(a)           Representations and Warranties.     The representations and warranties made by Seller in this Agreement shall be true as of the date of this Agreement and as of the date of Settlement.

(b)	Title.	Title to the Property shall be in the condition required by § 4 hereof.

(c)           Compliance by Seller.    Seller shall have performed and complied with all of the covenants and conditions required by this Agreement to be performed or complied with at or prior to Closing and shall deliver all Closing documents required of Seller.

(d)          No Adverse Matters.        No material portion of the Property shall have been adversely affected as a result of earthquake, disaster, flood, riot, civil disturbance, or act of God or public enemy; and

(e)           Governmental Actions.   There shall be no moratorium or other governmental actions (either existing, pending, or threatened) that would delay or otherwise impede Purchaser obtaining construction permits to develop the Property consistent with its approved residential subdivision plan.

(f)           Allowed Units.  All of the Final Municipal Approvals (described in § 1 (c) above) (i) shall have been obtained by Purchaser and (ii) shall allow construction of no fewer than Two Hundred Ten (210) residential units at the Property.

If any of the conditions set forth in subsections (a), (b), (c), or (d) of this § 9 have not been satisfied as of the date of Closing or at such other time as may be specified above (as the same may be extended from time to time), Purchaser shall have the right either to (i) waive such conditions and proceed to Closing, (ii) extend the date of Closing for a reasonable period (not to exceed six (6) months) required to satisfy the unsatisfied condition, or (iii) terminate this Agreement whereupon the Deposit will be returned to Purchaser and neither party will have any further liability to the other (except for liabilities which expressly survive termination).

In the event the condition set forth in subsection (e) of this § 9 (moratoriums or other governmental actions) has not been satisfied as of the date of Closing, the Purchaser may either (i) waive such condition and proceed to Closing, or (ii) terminate this Agreement whereupon the Deposit will be returned to Purchaser and neither party will have any further liability to the other (except for liabilities which expressly survive termination).

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In the event the condition set forth in subsection (f) of this § 9 (“Allowed Units”) has not been satisfied within eighteen (18) months after the Effective Date, then either party may terminate this Agreement by written notice to the other party, whereupon the Deposit will be returned to Purchaser and neither party will have any further liability to the other (except for liabilities which expressly survive termination). Purchaser shall not have the right to waive such condition to Closing unless it affirmatively agrees that the Purchase Price, as reduced under § 2 (a) above, shall be determined as if the number of Allowed Units is Two Hundred Ten (210) and without regard to any smaller number allowed under the Final Municipal Approvals

10.          Representations and Warranties of Seller.         Seller represents and warrants to Purchaser as follows, all of which representations and warranties are true and correct as of the date hereof and shall be true and correct as of Closing hereunder:

(a)           Any reference herein to “Seller’s knowledge,” the “best of Seller’s knowledge,” or words of similar intent (including without limitation, pertaining to a representation or warranty), or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Bruce Hussey or Franca Hussey (collectively referred to as “Seller’s Representative”). The foregoing notwithstanding, Seller expressly represents that this Seller’s Representative has and shall have the ongoing responsibility for, access to pertinent information and notices, and its actual knowledge represents a good faith compilation of the information required to make the representations and warranties herein reliable for use by Purchaser.

(b)           Subject to the limitations set forth in Section (a) above, Seller hereby makes the following representations and warranties to Seller’s knowledge, which representations and warranties shall be true as of the Closing Date or revised based on any changes which arise after the date of this Agreement which revisions must be reasonably acceptable to Purchaser:

(i)

In the event Seller holds title to the Property by entity, any and all corporate or partnership entities used by Seller for this transaction are Connecticut corporations or partnerships, qualified and in good standing under the laws of the State of Connecticut.

(ii)

Seller has not received any written notice of any pending or threatened litigation, claim, cause of action, eminent domain proceeding, condemnation proceeding or administrative proceeding concerning the Property, and Seller has no actual knowledge of any such litigation.

(iii)

Seller has not and, pending the Closing, Seller will not without the prior consent of Purchaser convey or encumber all or any portion of the Property or enter into any leases without Purchaser's prior written consent, except for this Agreement and matters of record prior to the date hereof against the Real Property.

(iv)

Seller has full right, power, and authority to enter into this Agreement and consummate the transaction contemplated hereby and the transactions contemplated herein have been authorized by and are legally binding upon Seller.

(vi)

Seller and all persons or entities having beneficial interests in the Property are not foreign persons, as defined in Section 1445 (f) (3) of the Internal Revenue Code of 1986, as amended, and the purchase of the Property by Purchaser as contemplated herein will not be subject to

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the withholding requirements of Section 1445 (a) of the Code.

(vi)

Seller has not received any written notice from any governmental authority having jurisdiction over the Property that the Improvements fail to comply with any body, agency, or other entity, federal, state and local laws, regulations and ordinances, including without limitation any Environmental Laws and the Americans with Disabilities Act.

(vii)

To the best of Seller’s actual knowledge, without investigation or inquiry, the Property is not currently being used nor has it ever been used for landfill, dumping, or other waste disposal or operations, and there are in existence at the Property no materials, substances, products, or wastes of a toxic or hazardous nature (meaning “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.) or other applicable law) such that their existence would violate applicable laws or regulations. If Seller learns at any time prior to Closing that this representation and warranty is no longer true and correct then Seller shall immediately deliver written notice thereof to Purchaser whereupon Purchaser’s sole remedy shall be to elect to terminate this Agreement and obtain refund of the Deposit and thereafter the parties shall have no further rights and obligations hereunder.

(viii)	Seller currently owns and will deliver marketable title by quitclaim deed to Purchaser at Closing, free and clear of all liens, claims, and mortgages, except for the Permitted Exceptions.

(ix)

From and after the Effective Date until the Closing Date Seller: (A) shall not cause or permit any change in the status of title to the Property, except to cure objections by Purchaser; (B) shall maintain the physical condition of the Property, normal wear and tear excepted, making maintenance and repair in the ordinary course of business; (C) enforce and observe the terms of the Property leases; (D) maintain casualty insurance coverage sufficient to repair and restore the Property upon fire or other casualty; and (E) promptly notify Purchaser in the event of occurrence of title or condition change, casualty, violation, or any breach of the foregoing provisions.

(x)

All documents provided by Seller hereunder to Purchaser are true, complete and accurate copies of those documents which are in the possession, care, or control of Seller and contain all amendments thereto.

(xi)

No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition, or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to Seller or the Property is pending, or, to Seller’s knowledge, is being threatened.

(c)           Seller covenants to operate and manage the Property in the same manner that it has managed, maintained and operated the Property during the period of Seller’s ownership, subject to reasonable wear and tear and casualty; provided that during the term of this Agreement Seller shall not enter into new or extend existing Leases. In addition, through the Closing Date, Seller shall: (1) promptly advise Purchaser in writing of any litigation or hearing or notice received with respect to the Property; and (2) keep the existence and the

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terms of this Agreement and the identity of Purchaser confidential, except as required for Seller to comply with its performance obligations hereunder.

11.          Representations and Warranties of Purchaser.               Purchaser represents and warrants to Seller as follows:

(a)           Organization of Purchaser.          Purchaser is a corporation duly organized and existing under the laws of the State of Delaware, has the requisite right, power, and authority to enter into and carry out the terms of this Agreement and the execution, performance, and delivery hereof and of all other agreements and instruments referred to herein to be executed, performed, or delivered by Purchaser and the performance by Purchaser of Purchaser’s obligations hereunder will not violate or constitute an event of default under the terms and provisions of any material agreement, document, or instrument to which Purchaser is a party or by which Purchaser is bound.

(b)          Authority to Enter Into Agreement.            All requisite corporate and other proceedings required to be taken by or on behalf of Purchaser to authorize it to make, deliver, and carry out the terms of this Agreement have been duly and properly taken, the persons executing this Agreement on behalf of Purchaser warrant and represent to Seller in their individual capacities that they have the authority to enter into this Agreement and to bind Purchaser in accordance with its terms without obtaining any further approvals or consents, and this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

12.	General Provisions.

(a)         Purchaser shall have the right to assign any of its rights and obligations under this Agreement in whole or in part at any time, provided that no assignment shall release Purchaser from any of its obligations hereunder. Any proposed assignment of Purchaser's rights and obligations under this Agreement shall require prior written notice to Seller.

(b)           The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns, and legal representatives.

(c)           All representations, warranties, and indemnities contained in this Agreement or in any instrument, document, or agreement delivered pursuant hereto shall survive the delivery of the Deed and the transfer and conveyance of the Property to Purchaser for a period of twelve (12) months only (unless otherwise expressly set forth herein). For purposes of survival, all representations and warranties of Purchaser and Seller made herein shall be deemed to date from the Effective Date hereof and to have been restated and reaffirmed on the date of the Closing.

(d)          All notices required or permitted by this Agreement shall be given in writing and delivered personally or sent by a nationally recognized overnight delivery service or by United States mail, registered or certified, return receipt requested, postage prepaid, or by facsimile transmission during regular business hours followed immediately by a confirmation copy by a nationally recognized overnight delivery service, to the following addresses:

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As to Seller:	Mr. Bruce Hussey
Ms. Franca Hussey

With copies to:	Morton Appleton, Esq.
Appleton and Appleton
100 Pearl Street, Suite 1210
Hartford, Connecticut 06103-4500
(860) 246-5481
Fax (860) 246-5554
Email: mappleton2001@yahoo.com
If by email a copy to: pappleton@appleton-law.com

As to Purchaser:	Enclaves Group, Inc.
Attn.: David Parker
Project Development Director
45 Knollwood Road, 5th Floor
Elmsford, New York 10523
(914) 592-2100
Fax (914) 592-2105
Email: dparker@enclavesgroup.com

With copies to:	Enclaves Group, Inc.
Attn.: Mark D. MacFarlane, COO
2550 East Trinity Mills Road, Suite 122
Dallas, Texas 75006
(972) 416-9304
Fax (972) 416-9441
Email: MMacFarlane@enclavesgroup.com

Any notice served upon either party as provided above shall be deemed to have been given at the time such notice is received, if sent by hand or overnight delivery or facsimile transmission (followed immediately by a confirmation copy sent by a nationally recognized overnight delivery service), or if sent by registered or certified mail, then the date five (5) days after the date such notice is deposited in the United States mail (provided mail notices must be confirmed by facsimile transmission or email). Either party shall have the right from time to time to change its address for the receipt of notices by giving written notice of the new address in the manner set forth above.

(e)           This Agreement contains the entire understanding between the parties hereto with respect to the Property and is intended to be an integration of all prior or contemporaneous agreements, conditions, or undertakings between the parties hereto and there are no promises, agreements, conditions,

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undertakings, warranties, or representations, oral or written, express or implied, between and among the parties hereto with respect to the Property other than as set forth herein. No change or modification of this Agreement shall be valid unless the same is in writing and signed by Seller and Purchaser.

(f)           The date on which this Agreement has been executed and ratified by all parties being the last date subscribed below, and such date shall be referred to as and shall constitute the “Effective Date” of this Agreement.

(g)           In the event any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

(h)           Each party covenants that it will upon request of the other party do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged, or delivered, all such further acts, deeds, conveyances, and assurances as may reasonably be required for the better conveying, transferring, assuring, and confirming the transfer of title to the Property to the Purchaser.

(i)           This Agreement and all transactions hereunder shall be governed by the laws of the State of Connecticut without reference to its conflict of laws provisions. In the event that either party hereto is required to resort to litigation to enforce its rights hereunder, the parties agree that any judgment awarded to the prevailing party shall include all reasonable litigation expenses, including without limitation reasonable actual attorneys’ fees, incurred by the prevailing party. Each party hereby submits and consents to exclusive venue, service of process, and jurisdiction of the state and federal courts of the State of Connecticut for any and all disputes arising under this Agreement.

(j)           This Agreement may be executed in multiple counterparts, but all of such copies shall be deemed an original. Amendments and modifications to this Agreement may be made effective upon the exchange of counterparts by facsimile transmission or electronic transfer of PDF-format facsimiles, which the parties may rely upon as deemed original documents.

(k)           Time shall be considered to be of the essence in the performance of requirements of this Agreement. No waiver of the manner of performance, time of performance, or fulfillment of any obligation or condition hereunder shall be effective unless set forth in a written instrument authorized and executed with the same formality as this Agreement.

(l)           Execution of this Agreement by one party shall constitute an offer to purchase or sell the Property, as applicable, on the terms and conditions set forth herein. In the event this Agreement shall not have been fully executed by both parties and a counterpart thereof delivered to each party on or before February 7, 2006, such offer shall expire and be of no further force or effect.

(m)          Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved

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against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

(n)         Subject to the consummation of the transaction contemplated hereby, Purchaser hereby agrees to indemnify, protect, defend, save, and hold Seller harmless from and against any and all debts, duties, obligations, liabilities, suits, claims, demands, causes of action, damages, losses, costs, and expenses (including, without limitation, attorneys’ fees and expenses and court costs) in any way relating to, connected with or arising out of the Property or the ownership, leasing, use, operation, maintenance, and management thereof from and after the Closing Date and during Purchaser’s ownership of the Property, other than and not including, matters caused directly by the gross negligence, willful misconduct, or intentional act of Seller. The indemnification contained in this paragraph shall survive the Closing and shall not be limited by any limitation on remedies set forth herein.

(o)         Subject to the consummation of the transaction contemplated hereby, Seller hereby agrees to indemnify, protect, defend, save, and hold Purchaser harmless from and against any and all debts, duties, obligations, liabilities, suits, claims, demands, causes of action, damages, losses, costs, and expenses (including, without limitation, attorneys’ fees and expenses and court costs) in any way relating to, connected with or arising out of the Property or the ownership, leasing, use, operation, maintenance, and management thereof for the time period commencing on the date Seller acquired the Property through and including the Closing Date, other than and not including, matters caused directly by the gross negligence, willful misconduct, or intentional act of Purchaser, and specifically including any claims for unpaid wages. The indemnification contained in this paragraph shall survive the Closing and shall not be limited by any limitation on remedies set forth herein.

(p)         Notwithstanding anything herein to the contrary, a portion of the Deposit in the amount of One Hundred Dollars ($ 100) shall be non-refundable and shall be distributed to Seller at Closing or other termination of this Agreement as full payment and independent consideration for Seller’s performance under this Agreement and for the rights granted to Purchaser hereunder. Any refund or delivery of the Deposit to Purchaser pursuant to this Agreement shall be less the non-refundable portion thereof which shall simultaneously be distributed to Seller.

[Signatures of parties commence on the next succeeding page.]

•

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal by their authorized representatives on the dates set forth beneath their respective signatures below.

SELLER:

/s/ Bruce Hussey

BRUCE HUSSEY

Date:	February 6, 2006

/s/ Franca Hussey

FRANCA HUSSEY

Date:	February 6, 2006

PURCHASER:

ENCLAVES GROUP, INC.
a Delaware corporation

By: /s/ Daniel G. Hayes

Daniel G. Hayes
Its:	President and CEO

Date:	February 2, 2006

Attachments:

Exhibit A – Legal Description
Exhibit B – Due Diligence Documents

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Exhibit A

Legal Description

Those certain premises described as “Second Tract” on a certain Trustee’s Deed from Myra K. Shaughnessy, co-Trustee, et. al., dated October 30, 2003, and recorded in the Mansfield, Connecticut land records, Volume 530, Page 53.

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Exhibit B

Due Diligence Documents

To the extent not previously provided and only to the extent in the care, custody, or control of Seller, or its agents or representatives, Seller shall deliver to Purchaser true, correct, and complete copies of the following documents:

(i)	all leases, occupancy agreements, and options affecting the Property, including without limitation the Leases (if any), and all security, collateral, or guaranties therefor;

(ii)

all reports of soil tests or property inspections relating to the Property including environmental assessments, including without limitation any Phase I environmental assessment, related to the Property;

(iii)	all Warranties relating to the Improvements or other Property;

(iv)	the plans and specifications for the Improvements and related architectural and engineering reports from construction;

(v)	any and all aerial photographs or appraisals of the Property;

(vi)

evidence of current zoning of the Property and all permits, certificates of occupancy, zoning variances, inspection reports, government authorizations or approvals of every kind and nature affecting the Property, including without limitation wetlands certifications and any governmental restrictions;

(vii)	real estate and personal property tax bills (and assessment notices) for the Property for tax years 2003, 2004, and (to the extent available) 2005;

(viii)

(if any) copies of the Seller’s survey (as built for any Improvements), any existing title insurance policy of the Real Property or title examination reports (and copies of all items shown as title exceptions on the policy or report);

(ix)	a current rent roll for the Leases (if applicable), showing all security deposits; and

(x)	(if any) site plan and any zoning or planning application submitted for the Property, together with the original approved plat for the Real Property.

Seller agrees to promptly deliver to Purchaser any additional information which pertains to the foregoing and is received by Seller after delivery of the foregoing information by Seller. In addition to the foregoing, Purchaser may request that Seller provide additional information regarding the Property, and upon such request, Seller shall promptly provide such information to Purchaser, to the extent the information is within the possession or control of Seller.